As filed with the Securities and Exchange Commission on September 19, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

KILROY REALTY CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	95-4598246
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12200 West Olympic Boulevard, Suite 200,

Los Angeles, California 90064,

(310) 481-8400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard E. Moran Jr.

Executive Vice President and Chief Financial Officer

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

(310) 481-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Scott Hodgkins, Esq.

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

(213) 485-1234

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1) (2)	Proposed maximum offering price per unit(1) (2)	Proposed maximum aggregate offering price(1) (2)	Amount of registration fee(3)
Common Stock, $.01 par value
Preferred Stock, $.01 par value
Depositary Shares and Warrants
Series B Junior Participating Preferred Stock Purchase Rights(4)

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)	An unspecified number of the securities of each identified class is being registered for possible issuance from time to time at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), we are deferring payment of all applicable registration fees.
(3)	Deferred in reliance upon Rule 456(b) and Rule 457(r).
(4)	The rights are initially carried with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.

This registration statement relates to securities which may be offered from time to time by Kilroy Realty Corporation. This registration statement contains a form of prospectus which will be used in connection with an offering of securities by our company. The specific terms of the securities to be offered will be set forth in a prospectus supplement relating to such securities.

PROSPECTUS

Common Stock, Preferred Stock, Depositary Shares and Warrants

We may offer from time to time in one or more series or classes (i) shares of our common stock, par value $.01 per share, (ii) shares or fractional shares of our preferred stock, par value $.01 per share, (iii) shares of our preferred stock represented by depositary shares and (iv) warrants to purchase preferred stock or common stock, referred to collectively in this prospectus as the offered securities, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus.

The specific terms of the offered securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, where applicable (i) in the case of common stock, the specific title and any initial public offering price; (ii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and any initial public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; and (iv) in the case of warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the offered securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.

The applicable prospectus supplement will also contain information, where applicable, about certain United States federal income tax consequences relating to, and any listing on a securities exchange of, the offered securities covered by such prospectus supplement.

The offered securities may be offered directly, through agents we may designate from time to time or by, to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the offered securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in, or will be calculable from the information set forth in, the applicable prospectus supplement. See “Plan of Distribution.” No offered securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of offered securities.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “KRC.” On September 17, 2008, the last reported sales price of our common stock on the NYSE was $46.00 per share.

Before you invest in the offered securities, you should consider the risks discussed in “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 19, 2008.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or “our company” mean Kilroy Realty Corporation, including our consolidated subsidiaries.

You should rely only on the information contained in this prospectus, any accompanying prospectus supplement and in any document incorporated by reference. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate and this prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the date of the prospectus or the date of the accompanying prospectus supplement even though this prospectus and any accompanying prospectus supplement are delivered or securities are sold pursuant to the prospectus and the accompanying prospectus supplement at a later date. Since the date of this prospectus and the date of any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

i

RISK FACTORS

Investment in the offered securities involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our company set forth below and under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission, or SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference in each, contain forward-looking statements. Additionally, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including among others:

•	general economic conditions;

•	defaults on or non-renewal of leases by tenants, particularly any of our largest office tenants and our largest industrial tenants;

•	adverse economic or real estate developments in the Southern California region;

•	our ability to re-lease property at or above current market rates;

•	increased interest rates and operating costs;

•	significant competition, which may decrease the occupancy and rental rates of properties;

•	potential losses that may not be covered by insurance;

•	our ability to successfully complete acquisitions and operate acquired properties;

•	our ability to successfully complete development and redevelopment properties on schedule and within budgeted amounts;

•	fluctuations in availability and cost of construction materials and labor resulting from the effects of recent natural disasters and increased worldwide demand;

•	our ability to maintain our status as a REIT;

•	future terrorist activity in the United States or war;

•	adverse changes to, or implementations of, income tax laws, governmental regulations or legislation;

•	decreases in the population in geographic areas where our properties are located;

•	elevated utility costs and power outages in California; and

•	costs to comply with governmental regulations.

You are cautioned not to unduly rely on the forward-looking statements contained in this prospectus and any accompanying prospectus supplement. These risks and uncertainties are discussed in more detail under the caption “Risk Factors” in this prospectus and under the caption “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED DIVIDENDS

Our consolidated ratio of earnings to combined fixed charges and preferred dividends for each of the periods indicated was as follows:

	For 6 Months Ended June 30, 2008	For Fiscal Year Ended December 31,
		2007		2006		2005	2004		2003
Consolidated ratio of earnings to combined fixed charges and preferred dividends	1.29x	1.25	x	1.34	x	.74x	1.26	x	1.62	x
Deficiency (in thousands)	—	—		—		$16,835	—		—

We have computed the consolidated ratio of earnings to combined fixed charges and preferred dividends by dividing earnings by combined fixed charges and preferred dividends. Earnings consist of income from continuing operations before the effect of minority interest plus fixed charges and amortization of capitalized interest, reduced by capitalized interest and loan costs and distributions on cumulative redeemable preferred units. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of loan costs, an estimate of the interest within rental expense, and distributions on cumulative redeemable preferred units. For the year ended December 31, 2005, our earnings were inadequate to cover combined fixed charges and preferred dividends.

THE COMPANY

We are a Maryland corporation which owns, operates, develops and acquires office and industrial real estate located in Southern California. We qualify and operate as a self-administered real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended.

As of June 30, 2008, our stabilized portfolio of operating properties was comprised of 86 office buildings (the “Office Properties”) and 43 industrial buildings (the “Industrial Properties”), which encompassed an aggregate of approximately 8.1 million and 3.9 million rentable square feet, respectively. As of June 30, 2008, the Office Properties were approximately 93.8% leased to 304 tenants, and the Industrial Properties were approximately 90.7% leased to 62 tenants. All of our properties are located in Southern California.

Our stabilized portfolio excludes development and redevelopment properties currently under construction and “lease-up” properties (collectively, the “in-process development and redevelopment properties”). We define “lease-up” properties as properties recently developed or redeveloped by us that have not yet reached 95% occupancy and are within one year following cessation of major construction activities. As of June 30, 2008, the in-process development and redevelopment properties included three buildings that were under construction and three lease-up properties, which will encompass an aggregate of approximately 611,000 rentable square feet of new office space when completed. All of the in-process development and redevelopment properties are in the San Diego region of Southern California, except for one redevelopment property, which is in El Segundo, California.

We own our interests in all of our Office Properties and Industrial Properties through Kilroy Realty, L.P., a Delaware limited partnership, or the operating partnership, and Kilroy Realty Finance Partnership, L.P., a Delaware limited partnership, or the finance partnership. We conduct substantially all of our operations through the operating partnership, in which we owned a 93.7% general partnership interest as of June 30, 2008. The remaining 6.3% common limited partnership interest in the operating partnership as of June 30, 2008, was owned by certain of our executive officers and directors, certain of their affiliates, and other outside investors. Kilroy Realty Finance, Inc., one of our wholly-owned subsidiaries, is the sole general partner of the finance partnership and owns a 1.0% general partnership interest. The operating partnership owns the remaining 99.0% limited partnership interest. We conduct substantially all of our development activities through Kilroy Services, LLC (“KSLLC”), which is a wholly-owned subsidiary of the operating partnership. Unless otherwise indicated, all references to “we,” “us,” “our” or the “Company” include the operating partnership, the finance partnership, KSLLC and all of our wholly-owned subsidiaries. With the exception of the operating partnership, all of our subsidiaries are wholly-owned.

Our common stock is listed on the NYSE under the symbol “KRC,” our 7.80% Series E Cumulative Redeemable Preferred Stock under the symbol “KRC-PE” and our 7.50% Series F Cumulative Redeemable Preferred Stock under the symbol “KRC-PF.” Our principal executive offices are located at 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064. Our telephone number is (310) 481-8400.

USE OF PROCEEDS

As general partner of the operating partnership, we are required under the terms and conditions of the partnership agreement (as defined below) to invest the net proceeds of any sale of common stock, preferred stock, depositary shares or warrants pursuant to this prospectus in the operating partnership. Unless otherwise indicated in the applicable prospectus supplement, the operating partnership intends to use such net proceeds for general corporate purposes, including, without limitation, the acquisition and development of properties and the repayment of debt. Net proceeds from the sale of the offered securities initially may be temporarily invested in short-term securities.

DESCRIPTION OF CAPITAL STOCK

We have summarized the material terms and provisions of our capital stock in this section. For more detail you should refer to our charter, which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

General. Our charter authorizes us to issue 150,000,000 shares of common stock, par value $0.01 per share. As of June 30, 2008, we had 32,652,346 shares of common stock issued and outstanding. The 32,652,346 outstanding shares excludes the 2,188,340 shares of common stock, as of June 30, 2008, which we may issue in exchange for presently outstanding common units that may be tendered for redemption to the operating partnership.

Shares of our common stock:

•	are entitled to one vote per share on all matters presented to stockholders generally for a vote, including the election of directors, with no right to cumulative voting;

•	do not have any conversion rights;

•	do not have any exchange rights;

•	do not have any sinking fund rights;

•	do not have any redemption rights;

•	do not generally have any appraisal rights;

•	do not have any preemptive rights to subscribe for any of our securities; and

•	are subject to restrictions on ownership and transfer.

We may pay distributions on shares of our common stock, subject to the preferential rights of our Series E Preferred Stock and Series F Preferred Stock, and, when issued, our Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, and any other series or class of capital stock that we may issue in the future with rights to dividends and other distributions senior to our common stock. However, we may only pay distributions when our board of directors authorizes a distribution out of legally available funds. We make, and intend to continue to make, quarterly distributions on outstanding shares of our common stock.

Our board of directors may:

•	reclassify any unissued shares of our common stock into other classes or series of capital stock;

•	establish the number of shares in each of these classes or series of capital stock;

•	establish any preference rights, conversion rights and other rights, including voting powers, of each of these classes or series of capital stock;

•	establish restrictions, such as limitations and restrictions on ownership, dividends or other distributions of each of these classes or series of capital stock; and

•	establish qualifications and terms or conditions of redemption for each of these classes or series of capital stock.

Material provisions of the Maryland General Corporation Law. Under the Maryland General Corporation Law, or the MGCL, our stockholders are generally not liable for our debts or obligations. If we liquidate, we will first pay all debts and other liabilities, including debts and liabilities arising out of our status as general partner of the operating partnership, and any preferential distributions on any outstanding shares of preferred stock. Each holder of our common stock then will share ratably in our remaining assets. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights, subject to the ownership limits in our charter or as permitted by our board of directors pursuant to executed waiver agreements.

Under the MGCL, we generally require approval by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to vote before we can:

•	dissolve;

•	amend our charter;

•	merge;

•	sell all or substantially all of our assets;

•	engage in a share exchange; or

•	engage in similar transactions outside the ordinary course of business.

Because the term “substantially all of a company’s assets” is not defined in the MGCL, it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Although the MGCL allows our charter to establish a lesser percentage of affirmative votes by our stockholders for approval of those actions, our charter does not include such a provision.

Rights to purchase Series B Preferred Stock. Each share of our common stock includes a right to purchase from us, once the rights become exercisable, one one-hundredth (1/100th) of a share of our Series B Preferred Stock, at a purchase price of $71.00 per share, subject to anti-dilution adjustments. Once exercisable, the rights may be exercised until we redeem them, until they are exchanged or terminated, or until they expire on October 2, 2008.

The rights will be transferred only with shares of our common stock until the earlier to occur of:

(1) ten days following a public announcement that a person or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired, or obtained the right to acquire, beneficial ownership of:

•	15% or more of the shares of our common stock or,

•

in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, of more than 21% of the shares of our common stock; and

(2) ten business days, or on a later date as may be determined by our board of directors, prior to the time that any person or group of affiliated persons becomes an acquiring person, following the commencement or announcement of an intention to make a tender offer or exchange offer for shares of our common stock, the consummation of which would result in the beneficial ownership by:

•	a person or group of 15% or more of the shares of our common stock or,

•

in the case of John B. Kilroy, Sr., the Chairman of our board of directors, John B. Kilroy, Jr., our President and Chief Executive Officer, and Kilroy Industries, and their respective affiliates, of more than 21% of the shares of our common stock.

We refer to the earlier of these dates as the distribution date. The rights will be transferred only with shares of our common stock until the distribution date, or the earlier redemption or expiration of the rights. Our board of directors may not postpone the exercisability and transferability of the rights. As soon as practicable after the distribution date, separate right certificates will be issued to holders of record of shares of common stock as of the close of business on the distribution date. Subject to the termination of the right of redemption, the rights will become exercisable and transferable. Right certificates initially will represent the right to purchase one share of common stock for each share of our common stock currently outstanding.

If a person or group becomes an acquiring person, or if we are the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and shares of our common stock are not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, may receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of one right. The rights that are or were acquired or beneficially owned by the acquiring person will then be void.

We will adjust the number of rights associated with each share of our common stock as necessary if we distribute shares of common stock as dividends, or declare a stock split or reverse stock split in our common stock. If after a person has become an acquiring person we are acquired in a merger or other business combination transaction or more than 50% of our assets or earning power are sold, each holder of a right will receive, upon the exercise of a right at the then current purchase price, the number of shares of common stock of the acquiring company which at the time of that transaction would have a market value of two times the then current purchase price of one right.

At any time after a person becomes an acquiring person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the acquiring person of 50% or more of our then outstanding common stock, we may exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, for shares of common stock having an aggregate value equal to the difference between the value of the common stock issuable upon exercise of the rights and the purchase price payable upon the exercise.

Our board of directors may:

•	redeem the rights in whole, but not in part, at a redemption price of $.01 per right at any time prior to the time a person becomes an acquiring person;

•	in its sole discretion establish when the redemption of the rights may be made effective, on what basis and under what conditions; and

•	amend any of the provisions of the rights agreement for so long as the rights are redeemable.

Immediately upon any redemption of the rights, a stockholder’s right to exercise the rights will terminate and the holders of rights may then only receive the redemption price. After the rights are no longer redeemable, we may amend or supplement the rights agreement only in a manner that does not adversely affect the interests of the holders of the rights.

We may adjust from time to time the purchase price payable, and the number of one one-hundredths of a share of Series B Preferred Stock or other securities or property issuable, upon exercise of the rights to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series B Preferred Stock;

•

upon the grant to holders of the shares of Series B Preferred Stock of some rights or warrants to subscribe to or purchase shares of Series B Preferred Stock or convertible securities at less than the current market price of the Series B Preferred Stock; or

•

upon the distribution to holders of shares of Series B Preferred Stock of evidences of indebtedness, cash, securities or assets or of subscription rights or warrants, other than those referred to above.

The distributions referred to above exclude:

•	regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend paid; or

•

in case regular periodic cash dividends have not been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of the dividend, or dividends payable in shares of Series B Preferred Stock which will be subject to the adjustment described above.

Until a right is exercised, the holder of the right will have no rights as a stockholder beyond those existing as a result of the ownership of shares of common stock, including, without limitation, the right to vote or to receive dividends.

Preferred Stock

Our charter authorizes us to issue 30,000,000 shares of preferred stock, par value $.01 per share. Of the 30,000,000 authorized shares of preferred stock, we have classified and designated 1,500,000 shares as Series A Preferred Stock, 400,000 shares as Series B Preferred Stock, 900,000 shares as Series D Preferred Stock, 1,610,000 shares as Series E Preferred Stock and 3,450,000 shares as Series F Preferred Stock. As of the date of this prospectus, 1,610,000 shares of our Series E Preferred Stock are issued and outstanding and 3,450,000 shares of our Series F Preferred Stock are issued and outstanding.

We may classify, designate and issue additional shares of currently authorized shares of preferred stock, in one or more classes, as authorized by our board of directors without the prior consent of our stockholders. The board of directors may afford the holders of preferred stock preferences, powers and rights—voting or otherwise—senior to the rights of holders of shares of our common stock. Our board of directors can authorize the issuance of currently authorized shares of preferred stock with terms and conditions that could have the effect of delaying or preventing a change of control transaction that might involve a premium price for holders of shares of our common stock or otherwise be in their best interest. All shares of preferred stock which are issued and are or become outstanding are or will be fully paid and nonassessable. Before we may issue any shares of preferred stock of any class, the MGCL and our charter require our board of directors to determine the following:

•	the designation;

•	the terms;

•	preferences;

•	conversion and other rights;

•	voting powers;

•	restrictions;

•	limitations as to distributions;

•	qualifications; and

•	terms or conditions of redemption.

7.45% Series A Cumulative Redeemable Preferred Stock, 9.25% Series D Cumulative Redeemable Preferred Stock, 7.80% Series E Cumulative Redeemable Preferred Stock and 7.50% Series F Cumulative Redeemable Preferred Stock

General. Of our 30,000,000 authorized shares of preferred stock, we designated 1,500,000 shares as Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), 900,000 shares as Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), 1,610,000 shares as Series E Preferred Stock (the “Series E Preferred Stock”), and 3,450,000 shares as Series F Preferred Stock (the “Series F Preferred Stock”). Shares of Series A Preferred Stock are issuable on a one-for-one basis only upon redemption or exchange of the Series A Preferred Units. The Series D Preferred Stock is issuable on a one-for-one basis only upon redemption or exchange of the Series D Preferred Units. However, the Series D Preferred Units were redeemed on December 9, 2004. Accordingly, the shares of our preferred stock currently designated as Series D Preferred Stock could only be issued if redesignated by our board of directors. All of the designated shares of Series E Preferred Stock and Series F Preferred Stock are issued and outstanding.

Dividends. Each share of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are entitled to receive dividends that are:

•

cumulative preferential dividends, in cash, from the date of issue payable in arrears on the 15th of February, May, August and November of each year, including in the case of Series A Preferred Stock, any accumulated but unpaid distributions in respect of Series A Preferred Units at the time they are exchanged for shares of Series A Preferred Stock;

•

on parity with any payments made to each other and with all other preferred stock designated as ranking on parity with the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

•

in preference to any payment made on any other classes or series of capital stock or our other equity securities ranking junior to the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock; and

•

at a rate of 7.45% per annum for shares of Series A Preferred Stock, at a rate of 9.25% per annum for shares of Series D Preferred Stock, at a rate of 7.80% per annum for shares of Series E Preferred Stock and at a rate of 7.50% per annum for shares of Series F Preferred Stock.

Ranking. The Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will, with respect to dividends and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, rank:

•

senior to our common stock, the Series B Preferred Stock and all other preferred stock designated as ranking junior to the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock;

•

on parity with each other and with all other preferred stock designated as ranking on a parity with the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock; and

•	junior to all other preferred stock designated as ranking senior to the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

Redemption. At our option, we may redeem, in whole or in part, from time to time, upon not less than 30 or more than 60 days written notice:

•	shares of Series A Preferred Stock and shares of Series D Preferred Stock;

•

shares of Series E Preferred Stock on and after November 21, 2008 and shares of Series F Preferred Stock on and after December 8, 2009, and prior to each of these dates to the extent necessary to maintain our qualification as a REIT;

•

shares of Series A Preferred Stock and Series D Preferred Stock at a redemption price payable in cash equal to $50.00 per share, and shares of Series E Preferred Stock and Series F Preferred Stock at a redemption price payable in cash equal to $25.00 per share, plus any accumulated but unpaid dividends whether or not declared up to and including the date of redemption;

•	by paying the redemption price of the Series E Preferred Stock and/or Series F Preferred Stock; and

•

by paying the redemption price of the Series A Preferred Stock and Series D Preferred Stock, excluding the portion consisting of accumulated but unpaid dividends, solely out of proceeds from issuance of our capital stock.

No Maturity, Sinking Fund or Mandatory Redemption. The Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock have no maturity date, and we are not required to redeem the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock at any time. Accordingly, the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption rights. None of the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock is subject to any sinking fund.

Limited Voting Rights. If we do not pay dividends on any shares of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock for six or more quarterly periods, including any periods during which we do not make distributions in respect of Series A Preferred Units prior to their exchange into shares of Series A Preferred Stock, whether or not consecutive, the holders of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will have the right to vote as a single class with all other shares of capital stock ranking on parity with the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock which have similar vested voting rights for the election of two additional directors to our board of directors. The directors will be elected by a plurality of the votes cast in the election for a one-year term and each such director will serve until his successor is duly elected and qualified or until the director’s right to hold the office terminates, whichever occurs earlier, subject to the director’s earlier death, disqualification, resignation or removal. The election will take place at:

•

special meetings called at the request of the holders of at least 10% of the outstanding shares of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, or Series F Preferred Stock, or the holders of shares of any other class or series of stock on parity with the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock with respect to which dividends are also accumulated and unpaid, if this request is received more than 90 days before the date fixed for our next annual or special meeting of stockholders or, if we receive the request for a special meeting less than 90 days before the date fixed for our next annual or special meeting of stockholders, at our annual or special meeting of stockholders; and

•

each subsequent annual meeting (or special meeting in its place) until all dividends accumulated on the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and any such other class or series of stock on parity with the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock for all past dividend periods and the dividend for the then current dividend period, including accumulated but unpaid distributions in respect of Series A Preferred Units at the time they are exchanged for shares of Series A Preferred Stock have been fully paid or declared and a sum sufficient for the payment of the dividends is irrevocably set aside in trust for payment in full.

When all of the dividends have been paid in full, the holders of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will be divested of their voting rights and the term of any member of our board of directors elected by the holders of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and holders of any other shares of stock on parity with the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock will terminate.

In addition, so long as any shares of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock are outstanding, without the consent of at least two-thirds of the holders of the series of preferred stock then outstanding, as applicable, we may not:

•

authorize or create, or increase the authorized or issued amount of, any shares of capital stock ranking senior to the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock with respect to payment of dividends or rights upon liquidation, dissolution or winding-up of our affairs;

•

reclassify any of our authorized shares of capital stock into any shares ranking senior to the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock;

•

designate or create, or increase the authorized or issued amount of, or reclassify any of our authorized shares of capital stock into any stock on parity with the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares, but only to the extent the shares on parity with the Series A Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock are issued to one of our affiliates; or

•	either

•	consolidate, merge into or with, or convey, transfer or lease our assets substantially as an entirety, to any corporation or other entity; or

•	amend, alter or repeal the provisions of our charter or bylaws, whether by merger, consolidation or otherwise,

in each case that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock or the holders of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

For purposes of the previous paragraph, the following events will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock or any of their holders:

•	any merger, consolidation or transfer of all or substantially all of our assets, so long as either:

•	we are the surviving entity and the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, respectively, remain outstanding on the same terms, or

•

the resulting, surviving or transferee entity is a corporation, business trust or other like entity organized under the laws of any state and substitutes for the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, respectively, other preferred stock having substantially the same terms and same rights as the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, respectively, including with respect to dividends, voting rights and rights upon liquidation, dissolution or winding-up; and

•

any increase in the amount of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in an amount of authorized shares of each class or series, in each case ranking either junior to or on parity with the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up to the extent such preferred stock is not issued to one of our affiliates.

In addition, we may increase the authorized or issued amount of the Series F Preferred Stock, whether by amendment or supplement of our charter or otherwise, without any vote of the holders of the Series F Preferred Stock, if all such additional shares:

•	remain unissued; and/or

•	are issued to an underwriter in a public offering registered with the SEC.

Each share of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall have one vote per $50.00 of stated liquidation preference. The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, as applicable.

The Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock will have no voting rights other than as discussed above.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, each share of Series A Preferred Stock and Series D Preferred Stock is entitled to a liquidation preference of $50.00 per share and each share of Series E Preferred Stock and Series F Preferred Stock is entitled to a liquidation preference of $25.00 per share, plus any accumulated but unpaid dividends, in preference to any other class or series of our capital stock, other than those equity securities expressly designated as ranking on a parity with or senior to the Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

Series B Junior Participating Preferred Stock

General. Of our 30,000,000 authorized preferred shares, we designated 400,000 shares as Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock is issuable upon exercise of the rights to purchase shares of Series B Preferred Stock, as described above in the section entitled “—Common Stock—Rights to purchase Series B Preferred Stock.”

Ranking. The Series B Preferred Stock, if and when issued, will rank:

•

junior to our Series A Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, if and when issued, and all other classes or series of preferred stock designated as ranking senior to the Series B Preferred Stock with respect to distributions and rights upon liquidation, dissolution, or winding-up;

•	senior to all classes or series of preferred stock designated as ranking junior to the Series B Preferred Stock; and

•	on a parity with all other classes or series of stock designated as ranking on a parity with the Series B Preferred Stock.

Dividends. Each share of Series B Preferred Stock will be entitled, when, and if declared, to the greater of:

•	a minimum preferential cumulative quarterly dividend payment of $1.00 per share paid on the first day of March, June, September and December; and

•	an aggregate dividend of 100 times the dividend, if any, declared per share of common stock, other than a dividend payable in shares of common stock, since the last quarterly dividend payment date.

We will adjust the right to dividends per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of our common stock.

Accumulated and unpaid dividends shall not bear interest. Dividends paid on shares of Series B Preferred Stock which are less than the total amount of the dividends accumulated and payable on these shares shall be allocated pro rata on a share-by-share basis among all of the outstanding shares of Series B Preferred Stock.

Until dividends or distributions payable on the Series B Preferred Stock, whether or not declared, have been paid in full, we may not:

•	declare or pay dividends, or make any other distributions, including upon liquidation, dissolution or winding up, on any shares of capital stock ranking:

•	junior to the Series B Preferred Stock;

•

on parity with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and any parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all shares are then entitled;

•	redeem or purchase or otherwise acquire for consideration:

•

shares of any capital stock ranking junior, either as to dividends or upon liquidation, dissolution or winding up, to the Series B Preferred Stock, except as provided in our charter to protect our REIT status or if we acquire shares of junior stock in exchange for shares of any of our capital stock ranking junior both as to dividends and upon dissolution, liquidation or winding-up, to the Series B Preferred Stock; or

•

any shares of Series B Preferred Stock, or any shares of capital stock ranking on parity with the Series B Preferred Stock, except as provided for in our charter to protect our REIT status or in accordance with a written or published purchase offer to all holders of the shares on terms that our board of directors shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

We will not permit any of our subsidiaries to purchase or otherwise acquire for consideration any shares of our capital stock unless we could purchase or otherwise acquire the shares at that time and in the manner set forth above.

Liquidation Preference. If we liquidate, dissolve or wind-up our business, the holders of shares of Series B Preferred Stock will be entitled, pro rata with any shares of preferred stock ranking on parity with the Series B Preferred Stock, to an aggregate preferential liquidation payment of 100 times the payment made per share of common stock. In no event may the liquidation payment be less than $100 per share plus any accumulated and unpaid dividends. We will adjust the liquidation preference per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Voting rights. Each holder of a share of Series B Preferred Stock is entitled to 100 votes on all matters submitted to our stockholders having general voting rights. We will adjust as necessary the votes per share of the Series B Preferred Stock if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Except as required by law, we do not require the consent of holders of Series B Preferred Stock for taking any corporate action, unless they are entitled to vote with holders of common stock. Generally, any holder of Series B Preferred Stock, common stock or any other shares of stock that have general voting powers will vote together as one class on all matters submitted to those stockholders having general voting rights.

Business Combinations. If we enter into any consolidation, merger, combination or other transaction, shares of our common stock may be exchanged for or changed into other stock or securities, cash and/or any other property. In that case, each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or any other property, payable in kind, as the case may be, into or for which each share of common stock is changed or exchanged. We will adjust the amount of per share consideration to be received by holders of Series B Preferred Stock upon any of these transactions if we increase or decrease the number of shares of common stock by declaring or paying a dividend on the common stock payable in shares of common stock, or subdividing, combining or consolidating the outstanding shares of common stock.

Redemption. We may not redeem the Series B Preferred Stock at any time.

Restrictions on Ownership and Transfer of Our Capital Stock

Internal Revenue Code Requirements

To maintain our tax status as a REIT, five or fewer “individuals,” as that term is defined in the Code, which includes certain entities, may not own, actually or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. Constructive ownership provisions in the Code determine if any individual or entity constructively owns our capital stock for purposes of this requirement. In addition, 100 or more persons must beneficially own our capital stock during at least 335 days of a taxable year or during a proportionate part of a short taxable year. Also, rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying income for purposes of the gross income tests of the Code. To help ensure we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

Transfer Restrictions in Our Charter.

Subject to exceptions specified in our charter, no holder may own, either actually or constructively under the applicable constructive ownership provisions of the Code:

•	more than 7.0%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

•	if and when issued, more than 7.0%, by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock;

•

if and when issued, shares of our Series A Preferred Stock, and/or Series D Preferred Stock, which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 7.0% by value of our outstanding shares of capital stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our Series E Preferred Stock or Series F Preferred Stock.

In addition, because rent from tenants in which we actually or constructively own a 10% or greater interest is not qualifying rent for purposes of the gross income tests under the Code, our charter provides that no holder may own, either actually or constructively by virtue of the constructive ownership provisions of the Code, which differ from the constructive ownership provisions used for purposes of the preceding sentence:

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our common stock;

•	if and when issued, more than 9.8% by number of shares or value, whichever is more restrictive, of our Series B Preferred Stock;

•

if and when issued, shares of our Series A Preferred Stock and/or Series D Preferred Stock which, taking into account all other shares of our capital stock actually or constructively held, would cause a holder to own more than 9.8% by value of our outstanding shares of capital stock; or

•	more than 9.8%, by number of shares or value, whichever is more restrictive, of the outstanding shares of our Series E Preferred Stock or Series F Preferred Stock.

We refer to the limits described in this paragraph and the preceding paragraph, together, as the “ownership limits.”

The constructive ownership provisions set forth in the Code are complex, and may cause shares of our capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of shares of our capital stock in an amount that does not exceed the ownership limits, or the acquisition of an interest in an entity that actually or constructively owns our capital stock, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively shares in excess of the ownership limits and thus violate the ownership limits described above or otherwise permitted by our board of directors. In addition, if and when such shares are issued, a violation of the ownership limits relating to the Series A Preferred Stock or Series D Preferred Stock could occur as a result of a fluctuation in the relative value of any outstanding series of our preferred stock and our common stock, even absent a transfer or other change in actual or constructive ownership.

Our board of directors may waive the ownership limits with respect to a particular stockholder if it:

•	determines that the ownership will not jeopardize our status as a REIT; and

•	otherwise decides that this action would be in our best interest.

As a condition of this waiver, our board of directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status. Our board of directors has waived the ownership limit applicable to our common stock for John B. Kilroy, Sr. and John B. Kilroy, Jr., allowing them to own up to 19.6% of our common stock. However, the board of directors conditioned this waiver upon the receipt of undertakings and representations from Messrs. Kilroy which it believed were reasonably necessary in order to conclude that the waiver would not cause us to fail to qualify and maintain our status as a REIT. Our board of directors also waived the ownership limits with respect to the initial purchasers and certain of their affiliated entities in the offering of 3.250% Exchangeable Senior Notes Due 2012, allowing each of them and certain of their affiliated entities to beneficially own up to 9.8%, in the aggregate, of our common stock in connection with hedging the capped call transactions.

In addition to the foregoing ownership limits, no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of our capital stock if, as a result of such ownership:

•

more than 50% in value of our outstanding capital stock would be owned, either actually or constructively under the applicable constructive ownership provisions of the Code, by five or fewer individuals, as defined in the Code;

•	our capital stock would be beneficially owned by less than 100 persons, determined without reference to any constructive ownership provisions; or

•	we would fail to qualify as a REIT.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of capital stock that will or may violate any of the foregoing restrictions on transferability and ownership must give us notice immediately and provide us with any other information that we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

Effect of Violation of Ownership Limits and Transfer Restrictions.

If any attempted transfer of our capital stock or any other event would result in any person violating the ownership limits described above, unless otherwise permitted by our board of directors, then the purported transfer will be void ab initio and of no force or effect with respect to the attempted transferee as to that number of shares in excess of the applicable ownership limit, and the transferee shall acquire no right or interest in the excess shares. In the case of any event other than a purported transfer, the person or entity holding record title to any of the excess shares shall cease to own any right or interest in the excess shares.

Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer.

The trustee must:

•	within 20 days of receiving notice from us of the transfer of shares to the trust:

•	sell the excess shares to a person or entity who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors; and

•

distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or owner for the excess shares or the sales proceeds received by the trust for the excess shares;

•	in the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, such as a gift:

•	sell the excess shares to a qualified person or entity; and

•

distribute to the prohibited transferee or owner, as applicable, an amount equal to the lesser of the market price of the excess shares as of the date of the event or the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the excess shares; and

•

in either case above, distribute any proceeds in excess of the amount distributable to the prohibited transferee or owner, as applicable, to the charitable organization selected by us as beneficiary of the trust.

The trustee shall be designated by us and be unaffiliated with us and any prohibited transferee or owner. Prior to a sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited transferee or owner, as applicable, prior to our discovery that our shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. Any dividend or other distribution paid to the prohibited transferee or owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by the board of directors, then our charter provides that the transfer of the excess shares will be void ab initio.

If shares of capital stock are transferred to any person in a manner which would cause us to be beneficially owned by fewer than 100 persons, the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

If our board of directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own our capital stock in violation of the limits described above, it shall take actions to refuse to give effect to or to prevent the ownership or acquisition, including, but not limited to:

•	authorizing us to repurchase stock;

•	refusing to give effect to the ownership or acquisition on our books; or

•	instituting proceedings to enjoin the ownership or acquisition.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

All persons who own at least a specified percentage of the outstanding shares of our stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the applicable Treasury regulations. Under current Treasury regulations, the percentage is between 0.5% and 5.0%, depending on the number of record holders of our shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of our shares as our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of our shares of capital stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Transfer Agent and Registrar for Shares of Capital Stock

BNY Mellon Shareowner Services LLC is the transfer agent and registrar for shares of our preferred stock and common stock.

DESCRIPTION OF WARRANTS

We currently have no warrants outstanding (other than options issued under our stock option plan and the redemption and exchange rights of holders of units of the operating partnership, or the unitholders). We may issue warrants for the purchase of our preferred stock or common stock. Warrants may be issued independently or together with any other offered securities offered by any prospectus supplement and may be attached to or separate from such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the warrants offered hereby. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such warrants; (2) the aggregate number of such warrants; (3) the price or prices at which such warrants will be issued; (4) the designation, terms and number of shares of our preferred stock or common stock purchasable upon exercise of such warrants; (5) the designation and terms of the offered securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security; (6) the date, if any, on and after which such warrants and the related preferred stock or common stock will be separately transferable, including any limitations on ownership and transfer of such warrants as may be appropriate to preserve our status as a REIT; (7) the price at which each share of preferred stock or common stock purchasable upon exercise of such warrants may be purchased; (8) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax consequences; and (12) any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the class or series of the preferred stock represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to a preferred stock depositary, we will cause such preferred stock depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and other distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any class or series of preferred stock converted into shares in excess of the ownership limit or otherwise converted or exchanged.

Withdrawal of stock

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted) the holders thereof will be entitled to delivery at such office, to or upon each such holder’s order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of such shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of depositary shares

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of the depositary shares representing shares of such class or series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method that we may determine that will not result in the issuance of any shares in excess of the ownership limit.

From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption upon surrender thereof to the preferred stock depositary.

Voting of the preferred stock

Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for such class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depositary shares. The preferred stock depositary will vote the amount of such class or series of preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by such depositary receipt as set forth in the applicable prospectus supplement.

Conversion

The depositary shares, as such, will not be convertible into our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the applicable preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause conversion of a class or series of preferred stock represented by the depositary shares evidenced by such depositary receipts into whole shares of our common stock, other shares of a class or series of our preferred stock (including shares in excess of the ownership limit) or other shares of stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay in cash an amount equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and termination of a deposit agreement

The form of depositary receipt evidencing depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between our company and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the deposit agreements, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the applicable deposit agreement as amended thereby.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series or class of preferred stock subject to such deposit agreement consents to such termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of each preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by preferred stock depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list each class or series of preferred stock issued upon surrender of the related depositary shares. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of preferred stock in the event of our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of the depositary receipts evidencing the depositary shares representing such class or series of preferred stock or (iii) each share of the related preferred stock shall have been converted into our stock not so represented by depositary shares.

Charges of a preferred stock depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by such holders to be performed that are outside of those expressly provided for in the deposit agreement.

Resignation and removal of depositary

The preferred stock depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications received from us with respect to the related preferred stock.

Neither we nor the preferred stock depositary will be liable if prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing our duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred stock depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event a preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on our claims, requests or instructions.

DESCRIPTION OF MATERIAL PROVISIONS OF THE

PARTNERSHIP AGREEMENT OF KILROY REALTY, L.P.

We have summarized the material terms and provisions of the Fifth Amended and Restated Agreement of Limited Partnership of the operating partnership, as amended, which we refer to as the partnership agreement. This summary is not complete. For more detail, you should refer to the partnership agreement itself, which we have previously filed with the SEC and which is incorporated herein by reference.

Management of the Partnership

The operating partnership is a Delaware limited partnership. We are the sole general partner of the operating partnership and conduct substantially all of our business through it.

As the sole general partner of the operating partnership, we exercise exclusive and complete discretion in its day-to-day management and control. We can cause the operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings and cause changes in its line of business, capital structure and distribution policies. The operating partnership has both preferred limited partnership interests and common limited partnership interests. As of June 30, 2008, the operating partnership had issued and outstanding 1,500,000 Series A Preferred Units, no Series B Preferred Units, no Series D Preferred Units, 1,610,000 Series E Preferred Units, 3,450,000 Series F Preferred Units and 2,188,340 common limited partnership units. We refer collectively to the Series A Preferred Units, Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and the common units as the units. Limited partners may not transact business for, or participate in the management activities or decisions of, the operating partnership, except as provided in the partnership agreement and as required by applicable law.

Indemnification of our Officers and Directors

To the extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, and our officers and directors and any other persons we may designate. Similarly, the partnership agreement limits our liability, as well as that of our officers and directors, to the operating partnership.

Transferability of Partnership Interests

Generally, we may not voluntarily withdraw from or transfer or assign our interest in the operating partnership without the consent of the holders of at least 60% of the common partnership interests including our interests. The limited partners may, without the consent of the general partner, transfer, assign, sell, encumber or otherwise dispose of their interest in the operating partnership to family members, affiliates (as defined under federal securities laws) and charitable organizations and as collateral in connection with certain lending transactions, and, with the consent of the general partner, may also transfer, assign or sell their partnership interest to accredited investors. In each case, the transferee must agree to assume the transferor’s obligations under the partnership agreements. This transfer is subject to our right of first refusal to purchase the limited partner’s units for our benefit.

In addition, without our consent, limited partners may not transfer their units:

•	to any person who lacks the legal capacity to own the units;

•	in violation of applicable law;

•	where the transfer is for only a portion of the rights represented by the units, such as the partner’s capital account or right to distributions;

•	if we believe the transfer would cause the termination of the operating partnership or would cause it to no longer be classified as a partnership for federal or state income tax purposes;

•

if the transfer would cause the operating partnership to become a party-in-interest within the meaning of ERISA or would cause its assets to constitute assets of an employee benefit plan under applicable regulations;

•	if the transfer would require registration under applicable federal securities laws;

•	if the transfer could cause the operating partnership to become a “publicly traded partnership” under applicable Treasury regulations;

•	if the transfer could cause the operating partnership to be regulated under the Investment Company Act of 1940 or the Employee Retirement Income Security Act of 1974; or

•	if the transfer would adversely affect our ability to maintain our qualification as a REIT.

We may not engage in any “termination transaction” without the approval of at least 60% of the common units in the operating partnership, including our general partner interest in the operating partnership. Examples of termination transactions include:

•	a merger;

•	a consolidation or other combination with or into another entity;

•	a sale of all or substantially all of our assets; or

•	a reclassification, recapitalization or change of our outstanding equity interests.

In connection with a termination transaction, all common limited partners must either receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of common stock into which each common unit is then exchangeable; and

•	the greatest amount of cash, securities or other property paid to the holder of one share of common stock in consideration for one share of common stock pursuant to the termination transaction.

If, in connection with a termination transaction, a purchase, tender or exchange offer is made to holders of our common stock, and the common stockholders accept this purchase, tender or exchange offer, each holder of common units must either receive, or must have the right to elect to receive, the greatest amount of cash, securities or other property which that holder would have received if immediately prior to the purchase, tender or exchange offer it had exercised its right to redemption, received shares of common stock in exchange for its common units, and accepted the purchase, tender or exchange offer.

We also may merge or otherwise combine our assets with another entity with the approval of at least 60% of the common units if:

•

substantially all of the assets directly or indirectly owned by the surviving entity are held directly or indirectly by the operating partnership as the surviving partnership or another limited partnership or limited liability company is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•

the common limited partners own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of the operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•

the rights, preferences and privileges of the common limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the common limited partners may exchange their interests in the surviving partnership for either:

•	the consideration available to the common limited partner pursuant to the preceding paragraph; or

•

if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

The board of directors will reasonably determine relative fair market values and rights, preferences and privileges of the limited partners as of the time of the termination transaction. These values may not be less favorable to the limited partners than the relative values reflected in the terms of the termination transaction.

We must use commercially reasonable efforts to structure transactions like those described above to avoid causing the common limited partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in the transaction. In addition, the operating partnership must use commercially reasonable efforts to cooperate with the common limited partners to minimize any taxes payable in connection with any repayment, refinancing, replacement or restructuring of indebtedness, or any sale, exchange or other disposition of its assets.

Issuance of Additional Units Representing Partnership Interests

As sole general partner of the operating partnership, we have the ability to cause it to issue additional units representing general and limited partnership interests. These units may include units representing preferred limited partnership interests, subject to the approval rights of holders of the Series A Preferred Units with respect to the issuance of preferred units ranking senior to the Series A Preferred Units, holders of the Series E Preferred Units with respect to the issuance of preferred units ranking senior to the Series E Preferred Units and holders of Series F Preferred Units with respect to the issuance of preferred units ranking senior to the Series F Preferred Units as described under the heading “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—7.45% Series A Cumulative Redeemable Preferred Units, 7.80% Series E Cumulative Redeemable Preferred Units and 7.50% Series F Cumulative Redeemable Preferred Units.”

Capital Contributions by us to the Operating Partnership

We may borrow additional funds in excess of the funds available from borrowings or capital contributions from a financial institution or other lender or through public or private debt offerings. We may then lend these funds to the operating partnership on the same terms and conditions that applied to us. In some cases, we may instead contribute these funds as an additional capital contribution to the operating partnership and increase our interest in it and decrease the interests of the limited partners.

The Effect of Awards Granted Under Our Stock Incentive Plan

If options to purchase shares of our common stock granted in connection with our 1997 Stock Option and Incentive Plan or our 2006 Incentive Award Plan, or any successor equity incentive award plan, are exercised at any time, or restricted shares of common stock are issued under the plan, we must contribute to the operating partnership the exercise price that we receive in connection with the issuance of the shares of common stock to the exercising participant or the proceeds that we receive when we issue the shares. In exchange, we will be issued units in the operating partnership equal to the number of shares of common stock issued to the exercising participant in the plan.

Tax Matters That Affect The Operating Partnership

We have the authority under the partnership agreement to make tax elections under the Code on the operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The net income of the operating partnership will generally be allocated as follows:

•

first, to the extent holders of units have been allocated net losses, net income shall be allocated to such holders to offset these losses, in an order of priority which is the reverse of the priority of the allocation of these losses;

•

next, pro rata among the holders of Series A Preferred Units in an amount equal to a 7.45% per annum cumulative return on the stated value of $50.00 per Series A Preferred Unit, holders of Series E Preferred Units in an amount equal to a 7.80% per annum cumulative return on the stated value of $25.00 per Series E Preferred Unit, and holders of Series F Preferred Units in an amount equal to 7.50% per annum cumulative return on the stated value of $25.00 per Series F Preferred Unit; and

•	the remaining net income, if any, will be allocated to us and to the common limited partners in accordance with our respective percentage interests.

Net losses of the operating partnership will be allocated as follows:

•

first, to us and the common limited partners in accordance with their respective percentage interests, but only to the extent the allocation does not cause a partner to have a negative adjusted capital account (ignoring any limited partner capital contribution obligations);

•

next, pro rata among the holders of the Series A Preferred Units, Series E Preferred Units and Series F Preferred Units, but only to the extent that the allocation does not cause a partner to have a negative adjusted capital account (ignoring any limited partner capital contribution obligations);

•	next, to partners pro rata in proportion to their positive adjusted capital accounts, until their capital accounts are reduced to zero; and

•	the remainder, if any, will be allocated to us.

Notwithstanding the foregoing, in some cases, losses may be disproportionately allocated to partners who have guaranteed debt of the operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. In addition, to the extent we issue Series B Junior Participating Preferred Units (the “Series B Preferred Units”), the partnership agreement will be amended to provide for the allocation of income and loss which is preferred with respect to common units and subordinate to Series A Preferred Units, Series E Preferred Units and Series F Preferred Units. See the section entitled “United States Federal Income Tax Considerations—Tax Aspects of the Operating Partnership, the Subsidiary Partnerships and Limited Liability Companies.”

Operations and Management of Kilroy Realty, L.P.

The operating partnership must be operated in a manner that will enable us to maintain our qualification as a REIT and avoid any federal income tax liability. The partnership agreement provides that we will determine from time to time, but not less frequently than quarterly, the net operating cash revenues of the operating partnership, as well as net sales and refinancing proceeds, pro rata in accordance with the partners’ respective percentage interests, subject to the distribution preferences with respect to the Series A Preferred Units, Series B Preferred Units, Series E Preferred Units and Series F Preferred Units. The partnership agreement further provides that the operating partnership will assume and pay when due, or reimburse us for payment of, all expenses that we incur relating to the ownership and operation of, or for the benefit of, the operating partnership and all costs and expenses relating to our operations.

Term of the Partnership Agreement

The operating partnership will continue in full force and effect until December 31, 2095, or until sooner dissolved in accordance with the terms of the partnership agreement.

7.45% Series A Cumulative Redeemable Preferred Units, 7.80% Series E Cumulative Redeemable Preferred Units and 7.50% Series F Cumulative Redeemable Preferred Units

General. The operating partnership has designated classes of preferred limited partnership units as the 7.45% Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”), the 7.80% Series E Cumulative Redeemable Preferred Units (the “Series E Preferred Units”) and the 7.50% Series F Cumulative Redeemable Preferred Units (the “Series F Preferred Units”), representing preferred limited partnership interests. As of the date of this prospectus, 1,500,000 Series A Preferred Units, 1,610,000 Series E Preferred Units and 3,450,000 Series F Preferred Units are issued and outstanding.

Distributions. Each Series A Preferred Unit, Series E Preferred Unit and Series F Preferred Unit is entitled to receive cumulative preferential distributions payable on or before the 15th day of February, May, August and November of each year. Series A Preferred Units will be entitled to distributions at a rate of 7.45% per annum, Series E Preferred Units will be entitled to distributions at a rate of 7.80% per annum and Series F Preferred Units will be entitled to distributions at a rate of 7.50% per annum. The cumulative preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of the operating partnership, other than any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series A Preferred Units, the Series E Preferred Units and the Series F Preferred Units.

Ranking. The Series A Preferred Units, the Series E Preferred Units and the Series F Preferred Units rank:

•

senior to the operating partnership’s common units, the Series B Preferred Units when issued, and to all classes or series of preferred partnership units designated as ranking junior to the Series A Preferred Units, the Series E Preferred Units and the Series F Preferred Units with respect to distributions and rights upon liquidation, dissolution or winding-up;

•

on parity with each other and with all other classes or series of preferred partnership units designated as ranking on a parity with the Series A Preferred Units, the Series E Preferred Units and the Series F Preferred Units with respect to distributions and rights upon liquidation, dissolution or winding-up; and

•	junior to all other classes or series of preferred partnership units designated as ranking senior to the Series A Preferred Units, the Series E Preferred Units and the Series F Preferred Units.

Limited Approval Rights. For as long as any Series A Preferred Units remain outstanding, the operating partnership will not, without the affirmative vote of the holders of at least two-thirds of the units of such class, as applicable:

•

authorize, create or increase the authorized or issued amount of any class or series of partnership interests ranking senior to the Series A Preferred Units, or reclassify any partnership interests of the operating partnership into any class or series of partnership interest ranking senior to the Series A Preferred Units, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any class or series of partnership interests ranking senior to the Series A Preferred Units;

•

authorize or create, or increase the authorized or issued amount of any preferred partnership units on parity with the Series A Preferred Units, or reclassify any partnership interest into any preferred partnership units on parity with the Series A Preferred Units, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any preferred partnership units on parity with the Series A Preferred Units, but only to the extent that these preferred partnership units on parity with the Series A Preferred Units are issued to an affiliate of the operating partnership, other than to us to the extent the issuance of these interests was to allow us to issue corresponding preferred stock to persons who are not affiliates of the operating partnership; or

•

either consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or amend, alter or repeal the provisions of the partnership agreement, whether by merger, consolidation or otherwise, in each case in a manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units or the holders of the Series A Preferred Units.

Redemption. We may redeem the Series A Preferred Units on or after September 30, 2009, the Series E Preferred Units on or after November 21, 2008 and the Series F Preferred Units on or after December 8, 2009. The Series A Preferred Units will be payable solely out of the sale proceeds from the issuance of our capital stock or out of the sale of limited partner interests in the operating partnership, at a redemption price, payable in cash, equal to the capital account balance of the holder of the Series A Preferred Units; provided, however, that no redemption will be permitted if the redemption price does not equal or exceed the original capital contribution of such holder plus accumulated and unpaid distributions to the date of redemption. If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the Series A Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units). We may not redeem fewer than all of the outstanding Series A Preferred Units unless all accumulated and unpaid distributions have been paid on all Series A Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption. The Series E Preferred Units may be redeemed at a redemption price, payable in cash, equal to the sum of $25.00 plus accumulated and unpaid distributions to the date of redemption per Series E Preferred Unit, if any. The Series F Preferred Units may be redeemed at a redemption price, payable in cash, equal to the sum of $25.00 plus accumulated and unpaid distributions to the date of redemption per Series F Preferred Unit, if any.

Exchange. The Series A Preferred Units may be exchanged on and after September 30, 2015, in whole but not in part, into shares of our Series A Preferred Stock, at the option of 51% of the holders of all outstanding Series A Preferred Units. In addition, the Series A Preferred Units may be exchanged, in whole but not in part, into shares of Series A Preferred Stock at any time at the option of 51% of the holders if:

•	distributions on the Series A Preferred Units have not been timely made for six prior quarterly distribution periods, whether or not consecutive; or

•	the operating partnership or a subsidiary of the operating partnership is or is likely to become a “publicly traded partnership.”

In addition, the Series A Preferred Units may be exchanged prior to September 30, 2015, in whole but not in part, at the option of the holders of 51% of the Series A Preferred Units if the Series A Preferred Units would not be considered “stock and securities” for federal income tax purposes.

The Series A Preferred Units also are exchangeable, in whole but not in part, if the operating partnership believes, or the initial holder believes, based upon the opinion of counsel, that the character of the operating partnership’s assets and income would not allow it to qualify as a REIT. We may, in lieu of exchanging the Series A Preferred Units for shares of Series A Preferred Stock, elect to redeem all or a portion of the Series A Preferred Units for cash in an amount equal to the original capital contribution per Series A Preferred Unit and all accrued and unpaid distributions thereon to the date of redemption. If we elect to redeem fewer than all of the outstanding Series A Preferred Units, the number of Series A Preferred Units held by each holder to be redeemed shall equal such holder’s pro rata share of the aggregate number of Series A Preferred Units being redeemed. The right of the holders of Series A Preferred Units to exchange their units for shares of Series A Preferred Stock will be subject to the ownership limitations in our charter in order for us to maintain our qualification as a REIT for federal income tax purposes.

Liquidation Preference. The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series A Preferred Unit, Series E Preferred Unit and Series F Preferred Unit with a liquidation preference to each holder equal to $50.00, $25.00 and $25.00 per share, respectively, plus any accumulated but unpaid distributions, in preference to any other class or series of partnership interest.

Series B Junior Participating Preferred Units

General. Under the terms of the partnership agreement, if we issue any shares of Series B Preferred Stock, we must contribute the proceeds to the operating partnership. In exchange for the contribution of these proceeds, the operating partnership will issue to us Series B Preferred Units equal to the number of shares of Series B Preferred Stock that we issued. As of the date of this prospectus, no Series B Preferred Units have been issued. In the event that shares of Series B Preferred Stock are issued, the general partner will amend the partnership agreement to provide for Series B Preferred Units which will contain the following terms and conditions:

Distributions. Each Series B Preferred Unit, if and when issued, will be entitled to receive preferential cumulative distributions payable on or before the first day of March, June, September and December, of each year at a rate in an amount per unit equal to the greater of:

•	$1.00; and

•	an aggregate distribution of 100 times the distribution, if any, declared per unit on the common units since the last quarterly distribution payment date.

The preferential distributions will be paid in preference to any payment made on any other class or series of partnership interest of the operating partnership, other than the Series A Preferred Units, the Series E Preferred Units, the Series F Preferred Units and any other class or series of partnership interest expressly designated as ranking on parity with or senior to the Series B Preferred Units.

Ranking. The Series B Preferred Units, if and when issued, will rank:

•	senior to the operating partnership’s common units and all classes or series of preferred partnership units designated as ranking junior to the Series B Preferred Units;

•

on parity with all classes or series of preferred partnership units designated as ranking on a parity with the Series B Preferred Units with respect to distributions and rights upon liquidation, dissolution, or winding-up; and

•

junior to the Series A Preferred Units, the Series E Preferred Units, the Series F Preferred Units and all other classes or series of preferred partnership units designated as ranking senior to the Series B Preferred Units.

Approval Rights. The Series B Preferred Units, if and when issued, will have no approval rights.

Redemption and Exchange. The operating partnership will not be able to redeem the Series B Preferred Units at any time and the Series B Preferred Units will not be exchangeable into any of our securities or any other security of the operating partnership.

Liquidation Preference. The distribution and income allocation provisions of the partnership agreement will have the effect of providing each Series B Preferred Unit with a liquidation preference to us equal to the capital contributions, plus any accumulated but unpaid distributions, in preference to any other class or series of partnership interest ranking junior to the Series B Preferred Units.

Common Limited Partnership Units

General. The partnership agreement provides that, subject to the distribution preferences of the Series A, Series B, Series E and Series F Preferred Units, common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. As of June 30, 2008, 2,188,340 common limited partnership units were issued and outstanding.

Redemption/Exchange Rights. Common limited partners have the right to require the operating partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of common stock at the time of the redemption. Alternatively, we may elect to acquire those units tendered for redemption in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of some rights, some extraordinary distributions and similar events. However, even if we elect not to acquire tendered units in exchange for shares of common stock, holders of common units that are corporations or limited liability companies may require that we issue common stock in exchange for their common units, subject to applicable ownership limits or any other limit as provided in our charter or as otherwise determined by our board of directors, as applicable. We presently anticipate that we will elect to issue shares of common stock in exchange for common units in connection with each redemption request, rather than having the operating partnership redeem the common units for cash. With each redemption or exchange, we increase our percentage ownership interest in the operating partnership. Common limited partners may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of common stock being issued, any person’s actual or constructive stock ownership would exceed the ownership limits, or any other limit as provided in our charter or as otherwise determined by our board of directors.

Common Limited Partner Approval Rights. The partnership agreement provides that if the common limited partners own at least 5% of the outstanding common units, including those common units held by us, we will not, on behalf of the operating partnership and without the prior consent of the holders of more than 50% of the common units representing limited partner interests and excluding common units held by us, dissolve the operating partnership, unless the dissolution or sale is incident to a merger or a sale of substantially all of our assets.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law is not complete and is qualified by reference to Maryland law and the Company’s charter and bylaws, which are incorporated by reference to our SEC filings.

The Board of Directors

Our charter provides that the number of our directors shall be established by our bylaws, but cannot be less than the minimum number required by the MGCL, which is one. Our bylaws allow our board of directors to fix or change the number to not fewer than three and not more than 13 members. The number of directors is currently fixed at eight. A majority of our remaining board of directors may fill any vacancy, other than a vacancy caused by removal. A majority of our board of directors may fill a vacancy resulting from an increase in the number of directors. The stockholders entitled to vote for the election of directors at an annual or special meeting of our stockholders may fill a vacancy resulting from the removal of a director.

Our charter and bylaws provide that a majority of the board of directors must be “independent directors.” An “independent director” is a director who is not:

•	An employee, officer or affiliate of us or one of our subsidiaries or divisions;

•	a relative of a principal executive officer; or

•	an individual member of an organization acting as advisor, consultant or legal counsel, who receives compensation on a continuing basis from us in addition to director’s fees.

Classified Board of Directors. Our charter divides our board of directors into three classes. Each class of director serves a staggered three-year term. As the term of each class expires, stockholders elect directors in that class for a term of three years and until their successors are duly elected and qualified. The directors in the other two classes continue in office, serving the remaining portion of their respective three-year term. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies.

The classified board of directors makes removing incumbent directors more time consuming and difficult and may discourage a third party from making a tender offer for our capital stock or otherwise attempting to obtain control of us, even if it might benefit us and our stockholders. The classified board increases the likelihood that incumbent directors will retain their positions by requiring at least two annual meetings of stockholders, rather than one, to elect a new majority of the board of directors. Holders of shares of our common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of our stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the class of directors whose term expires at that meeting.

Removal of Directors. Our charter provides that our stockholders may remove a director only for “cause” and only by the affirmative vote of at least two-thirds of the shares entitled to vote in the election of directors. The MGCL does not define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation.

We are not Subject to the Maryland Business Combination Act

We have elected not to be subject to the “business combination” provisions of the MGCL (sections 3-601 through 3-605) and we cannot rescind such election and become subject to these business combination provisions without the approval of holders of a majority of our shares entitled to vote.

In the event that we decide to be subject to the business combinations provision, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are generally prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A business combination includes a merger, consolidation or share exchange. A business combination may also include an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined in the MGCL as:

•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s shares; or

•

an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the business combinations provisions of the MGCL if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder.

At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

As a result of our decision not to be subject to the business combinations statute, an interested stockholder would be able to effect a “business combination” without complying with the requirements discussed above, which may make it easier for stockholders who become interested stockholders to consummate a business combination involving us. However, we cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of capital stock from our stockholders at a premium.

We are not Subject to the Maryland Control Share Acquisition Act

We have elected in our bylaws not to be subject to the “control share acquisition” provisions of the MGCL (sections 3-701 through 3-710). If we want to be subject to these provisions, our bylaws would need to be amended. Such amendments would require the approval of the holders of a majority of our shares entitled to vote.

Maryland law provides that “control shares” of a company acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to vote, excluding shares owned by the acquiror or by officers or directors who are employees of the company. “Control shares” are voting shares of stock which, if aggregated with all other voting shares of stock previously acquired by the acquiror, or over which the acquiror is able to directly or indirectly exercise voting power, except solely by revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

“Control shares” do not include shares of stock the acquiring person is entitled to vote having obtained prior stockholder approval. Generally, “control share acquisition” means the acquisition of control shares.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to consider voting rights for the shares. The meeting must be held within 50 days of demand. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights previously have been approved, for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the company is a party to the transaction, or to acquisitions approved or exempted by its charter or bylaws. Because we are not subject to these provisions, stockholders who acquire a substantial block of common stock do not need approval of the other stockholders before exercising full voting rights with respect to their shares on all matters. This may make it easier for any of these control share stockholders to effect a business combination with us. However, we cannot assure you that any business combinations will be consummated or, if consummated, will result in a purchase of shares of common stock from any stockholder at a premium.

Unsolicited Takeovers

Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors may elect to be subject to certain statutory provisions relating to unsolicited takeovers which, among other things, would automatically classify our board of directors into three classes with staggered terms of three years each and vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors, even if the remaining directors do not constitute a quorum. These statutory provisions also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of directors as would otherwise be the case, and until his successor is elected and qualified.

An election to be subject to any or all of the foregoing statutory provisions may be made in our charter or bylaws, or by resolution of our board of directors. Any such statutory provision to which we elect to be subject will apply even if other provisions of Maryland law or our charter or bylaws provide to the contrary.

Our charter currently classifies the members of our board of directors into three classes with staggered terms of three years each. However, if we made an election to be subject to the statutory provisions described above, our board of directors would have the exclusive right to determine the number of directors and the exclusive right to fill vacancies on the board of directors. Moreover, any director elected to fill a vacancy would hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

We have not elected to become subject to the foregoing statutory provisions relating to unsolicited takeovers. However, we could by resolutions adopted by our board of directors and without stockholder approval, elect to become subject to some or all of these statutory provisions.

Amendment of Our Charter and Bylaws

Our charter may generally be amended only if the amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least two-thirds of the shares entitled to vote on the amendment. Our bylaws generally may be amended by the affirmative vote of a majority of the board of directors or of a majority of our shares entitled to vote. However, the following bylaw provisions may be amended only by the approval of a majority of our shares of capital stock entitled to vote:

•	provisions opting out of the control share acquisition statute;

•

provisions requiring approval by the independent directors for selection of operators of our properties or of transactions involving John B. Kilroy, Sr. and John B. Kilroy, Jr. and their affiliates; and

•	provisions governing amendment of our bylaws.

Meetings of Stockholders

Our bylaws provide for annual meetings of our stockholders to elect one class of directors to our board of directors and to transact other business properly brought before the meeting. In addition, a special meeting of stockholders may be called by:

•	the president;

•	the board of directors;

•	the chairman of the board;

•	holders of 50% or more of our outstanding common stock entitled to vote by making a written request;

•

holders of 10% of our Series A Preferred Stock for the stockholders of Series A Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series A Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series A Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive;

•

holders of 10% of our Series D Preferred Stock for the stockholders of Series D Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series D Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series D Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive;

•

holders of 10% of our Series E Preferred Stock for the stockholders of Series E Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series E Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series E Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive; and

•

holders of 10% of our Series F Preferred Stock for the stockholders of Series F Preferred Stock and all other classes or series of preferred stock ranking on parity with the Series F Preferred Stock to elect two additional directors to our board of directors if dividends on any shares of Series F Preferred Stock remain unpaid for six or more quarterly periods, whether or not consecutive.

The MGCL provides that our stockholders also may act by unanimous written consent without a meeting with respect to any action that they are required or permitted to take at a meeting. To do so, each stockholder entitled to vote on the matter must sign the consent setting forth the action.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of other business to be considered by stockholders at the meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures of our bylaws.

Our bylaws also provide that with respect to special meetings of stockholders, only the business specified in the notice of meeting may be brought before the meeting.

The advance notice provisions of our bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then prevailing market price or which holders of our common stock believe is in their best interests.

Dissolution of our Company

Under the MGCL, we may be dissolved if a majority of our entire board of directors determines by resolution that dissolution is advisable and submits a proposal for dissolution for consideration at any annual or special meeting of stockholders, and this proposal is approved, by the vote of the holders of two-thirds of the shares of our capital stock entitled to vote on the dissolution.

Indemnification and Limitation of Liability of Directors and Officers

Our charter and bylaws, and the partnership agreement, provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits us to indemnify our directors and officers and other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may indemnify our directors or officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with the proceeding unless the proceeding is one by us or in our right and the director or officer has been found to be liable to us. In addition, we may not indemnify a director or officer in any proceeding charging improper personal benefit to them if they were found to be liable on the basis that personal benefit was received. The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, the MGCL provides that, unless limited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. Our charter contains no such limitation.

As permitted by the MGCL, our charter limits the liability of our directors and officers to us and our stockholders for money damages, subject to specified restrictions. However, the liability of our directors and officers to us and our stockholders for money damages is not limited if:

•	it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

•

a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the same extent our officers and directors are indemnified in our charter. The partnership agreement limits our liability and the liability of our officers and directors to the operating partnership and its partners to the same extent that our charter limits the liability of our officers and directors to us and our stockholders. See the discussion in this prospectus under the section entitled “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.—Indemnification of our Officers and Directors.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We have entered into indemnification arrangements with certain of our executive officers and pursuant to indemnification agreements with our directors. The indemnification agreements provide that:

•

we must indemnify our executive officers and directors to the fullest extent permitted by applicable law and advance to our executive officers and directors all expenses related to the defense of indemnifiable claims against them, subject to reimbursement if it is subsequently determined that indemnification is not permitted;

•	we must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements; and

•	we may cover executive officers and directors under our directors’ and officers’ liability insurance.

Our indemnification agreements with our officers and directors offer substantially the same scope of coverage afforded by applicable law. In addition, as contracts, these indemnification agreements provide greater assurance to our directors and executive officers that indemnification will be available because they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights that they provide.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

If the resolution of our board of directors exempting us from the business combination provisions of the MGCL and the applicable provision in our bylaws exempting us from the control share acquisition provisions of the MGCL are rescinded or revoked (which in each case would require stockholder approval) or we elect to be subject to the unsolicited takeover provisions of the MGCL, the business combination, control share acquisition and unsolicited takeover provisions of the MGCL, our classified board of directors, the provisions of our charter on removal of directors, the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and Maryland law could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our capital stock or otherwise be in their best interest.

PLAN OF DISTRIBUTION

We may sell the offered securities on a delayed or continuous basis through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law. Latham & Watkins LLP has issued an opinion to us regarding certain tax matters.

EXPERTS

The financial statements, the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at http://www.kilroyrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

•	our Current Reports on Form 8-K dated January 2, January 3, January 31, May 19, and September 19, 2008; and

•

the description of our capital stock contained in our Registration Statement on Form 8-A/A filed with the SEC on June 10, 2005 (file number 001-12675), including any amendment or reports filed for the purpose of updating this description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

To receive a free copy of any of the documents incorporated by reference in this prospectus, including exhibits, if they are specifically incorporated by reference in the documents, call or write Kilroy Realty Corporation, 12200 West Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attention: Secretary (telephone (310) 481-8400).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.

The following table itemizes the expenses incurred by the registrant in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates.

SEC Registration Fee	*
Printing	$10,000
Legal Fees and Expenses	$75,000
Accounting Fees and Expenses	$12,000
Miscellaneous	$10,000

TOTAL	$107,000

*	Deferred in accordance with Rule 456(b) and 457(r).

We will pay all of the costs identified above.

Item 15. Indemnification of directors and officers.

Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify its directors and officers and other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and

•	was committed in bad faith;

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the Maryland General Corporation Law provides that, unless prohibited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding. Our charter contains no such limitation.

Our charter and bylaws provide in effect that we will indemnify our directors and officers to the fullest extent permitted by applicable law. We have purchased directors’ and officers’ liability insurance for the benefit of our directors and officers.

We have entered into indemnification agreements with certain of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse them for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

As permitted by the Maryland General Corporation Law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, subject to specified restrictions. However, the liability of our directors and officers to us and our stockholders is not limited if:

•	it is proved that the director or officer actually received an improper personal benefit in money, property or services; or

•

a judgment or other final adjudication is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

Item 16. Exhibits.

Exhibit
1.1	Form of Underwriting Agreement (1)
4.1	Articles of Amendment and Restatement of the Registrant (2)
4.2	Amended and Restated Bylaws of the Registrant (2)
4.3	Amendment No. 1 to Amended and Restated Bylaws of the Registrant (3)
4.4	Form of Certificate for Common Stock of the Registrant (2)
4.5	Form of Certificate for Preferred Stock of the Registrant (2)
4.6	Form of Warrant Agreement and Warrant Certificate (1)
4.7	Articles Supplementary of the Registrant designating its 7.45% Series A Cumulative Redeemable Preferred Stock (4)
4.8	Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock (5)
4.9	Articles Supplementary of the Registrant designating 780,000 shares of its 9.250% Series D Cumulative Redeemable Preferred Stock (6)
4.10	Articles Supplementary of the Registrant designating an additional 120,000 shares of its 9.250% Series D Cumulative Redeemable Preferred Stock (7)
4.11	Articles Supplementary of the Registrant designating its 7.80% Series E Cumulative Redeemable Preferred Stock (8)
4.12	Articles Supplementary of the Registrant designating its 7.50% Series F Cumulative Redeemable Preferred Stock (9)
5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
8.1*	Opinion of Latham & Watkins LLP as to tax matters
12.1*	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Dividends
23.1*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on the Signature Page of this Registration Statement)

*	Filed herewith

(1)	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.
(2)	Previously filed as an exhibit to the Registration Statement on Amendment No. 3 to Form S-11 (No. 333-15553).
(3)	Previously filed as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on May 18, 2007.
(4)	Previously filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2003.
(5)	Previously filed as an exhibit to the Registration Statement on Amendment No. 1 to Form S-3 (No. 333-72229).
(6)	Previously filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1999.
(7)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-34638).
(8)	Previously filed an exhibit on Form 8-A filed with the Securities and Exchange Commission on October 24, 2003.
(9)	Previously filed as an exhibit on Form 8-A filed with the Securities and Exchange Commission on December 6, 2004.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 19th day of September, 2008.

KILROY REALTY CORPORATION

By:	/S/ HEIDI R. ROTH
Heidi R. Roth Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Kilroy, Jr., Jeffrey C. Hawken, Richard E. Moran Jr., Tyler H. Rose, Heidi R. Roth, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ JOHN B. KILROY, SR. John B. Kilroy, Sr.	Chairman of the Board	September 19, 2008

/S/ JOHN B. KILROY, JR. John B. Kilroy, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2008

/S/ RICHARD E. MORAN JR. Richard E. Moran Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	September 19, 2008

/S/ HEIDI R. ROTH Heidi R. Roth	Senior Vice President and Controller (Principal Accounting	September 19, 2008

/S/ EDWARD F. BRENNAN, PH.D. Edward F. Brennan, Ph.D.	Director	September 19, 2008

/S/ WILLIAM P. DICKEY William P. Dickey	Director	September 19, 2008

/S/ SCOTT S. INGRAHAM Scott S. Ingraham	Director	September 19, 2008

/S/ DALE F. KINSELLA Dale F. Kinsella	Director	September 19, 2008

EXHIBIT INDEX

Exhibit
1.1	Form of Underwriting Agreement (1)
4.1	Articles of Amendment and Restatement of the Registrant (2)
4.2	Amended and Restated Bylaws of the Registrant (2)
4.3	Amendment No. 1 to Amended and Restated Bylaws of the Registrant (3)
4.4	Form of Certificate for Common Stock of the Registrant (2)
4.5	Form of Certificate for Preferred Stock of the Registrant (2)
4.6	Form of Warrant Agreement and Warrant Certificate (1)
4.7	Articles Supplementary of the Registrant designating its 7.45% Series A Cumulative Redeemable Preferred Stock (4)
4.8	Articles Supplementary of the Registrant designating its Series B Junior Participating Preferred Stock (5)
4.9	Articles Supplementary of the Registrant designating 780,000 shares of its 9.250% Series D Cumulative Redeemable Preferred Stock (6)
4.10	Articles Supplementary of the Registrant designating an additional 120,000 shares of its 9.250% Series D Cumulative Redeemable Preferred Stock (7)
4.11	Articles Supplementary of the Registrant designating its 7.80% Series E Cumulative Redeemable Preferred Stock (8)
4.12	Articles Supplementary of the Registrant designating its 7.50% Series F Cumulative Redeemable Preferred Stock (9)
5.1*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
8.1*	Opinion of Latham & Watkins LLP as to tax matters
12.1*	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Dividends
23.1*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Latham & Watkins LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on the Signature Page of this Registration Statement)

*	Filed herewith
(1)	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities.
(2)	Previously filed as an exhibit to the Registration Statement on Amendment No. 3 to Form S-11 (No. 333-15553).
(3)	Previously filed as an exhibit on Form 8-K as filed with the Securities and Exchange Commission on May 18, 2007.
(4)	Previously filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2003.
(5)	Previously filed as an exhibit to the Registration Statement on Amendment No. 1 to Form S-3 (No. 333-72229).
(6)	Previously filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 1999.
(7)	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-34638).
(8)	Previously filed an exhibit on Form 8-A filed with the Securities and Exchange Commission on October 24, 2003.
(9)	Previously filed as an exhibit on Form 8-A filed with the Securities and Exchange Commission on December 6, 2004.